EXHIBIT 5.1

Partner: Andrew Gaffney andrew.gaffney@klgates.com
T +61 3 9640 4329
19 January 2026
Our ref: 7393694.00002
The Board of Directors
Innovation Beverage Group Limited
29 Anvil Road
Seven Hills NSW 2147
Australia

Dear Sir / Madam

Australian Legal Opinion concerning Innovation Beverage Group Limited Form 6-K

1.	Background

We have acted as Australian legal advisers to Innovation Beverage Group Limited ACN 625 701 420 (Company), a company incorporated under the laws of Australia, with respect to an offering for sale of ordinary shares in the Company of no par value in such amounts as will have an aggregate gross sales price not exceeding US$2,500,000 (Ordinary Shares) pursuant to a Form F-3 prospectus filed with the U.S. Securities and Exchange Commission on 29 December 2025 (F-3 Prospectus) and a prospectus supplement filed with the U.S. Securities and Exchange Commission on 14 January 2026 (Prospectus Supplement) (Offer). The Offer is being made under a sales agreement whereby Ageis Capital Corp is acting as a sales agent for the Company.

We have been asked to provide this Opinion as to the validity of the issue of Ordinary Shares under the Offer. This Opinion does not in any way extend to or deal with any other securities other than the Ordinary Shares.

The Company has also retained Sichenzia Ross Ference Carmel LLP to advise on all applicable U.S. legal aspects in relation to the Offer.

2.	Assumptions in providing our opinion

As to various questions of fact relevant to this opinion, we have exclusively relied on and assumed the accuracy of, without independent verification:

●	the F-3 Prospectus and Prospectus Supplement;

●	the Form 6-K;

●	a search of the records available at Australian Securities Investments Commission (“ASIC”) of the Company conducted on 19 January 2026; and

●	a copy of the Company’s Constitution as provided to us by the Company.

For the purpose of this Opinion, we have also assumed, without independent investigation or verification, that:

(a)	the offer of the Ordinary Shares is to be made outside Australia but in the United States under the F-3 Prospectus and will comply with all local laws in the jurisdiction of the United States (in which the offer of those Ordinary Shares is made);

(b)	trading or any subsequent sale of the Ordinary Shares issued under the F-3 Prospectus is made outside Australia to non Australian persons;

(c)	all signatures are genuine and all documents, instruments and certificates submitted to us as originals are authentic and conform exactly with the authentic originals of all documents, instruments and certificates submitted to us as copies or forms or originals;

(d)	all matters of internal management required by the Company’s Constitution of each of the parties to the relevant documents have been duly attended to (including, without limitation, the holding of properly constituted meetings of the boards of directors of each of those parties and the passing at those meetings of appropriate resolutions);

(e)	other than the Company, each party to each document has all the requisite power and authority (corporate and otherwise) to execute and deliver and perform its obligations thereunder;

(f)	any documents which purport to be governed by the law of any jurisdiction other than the laws of the Commonwealth of Australia are legal, valid and binding obligations on all of the parties thereto and under such applicable laws and that none of the execution, delivery or performance of any document by any party thereto violates or contravenes or is rendered invalid, not binding or unenforceable under any applicable law under any jurisdiction other than the laws of the Commonwealth of Australia;

(g)	no third party (which for clarity excludes the Company) has contravened or will contravene any provision of the Australian Corporations Act 2001 (Cth) (including Chapter 2E or Chapter 2J or Chapter 6) (Corporations Act) by giving effect to a transaction in connection with the Offer;

(h)	the Company will not engage in fraudulent or unconscionable conduct or conduct which is misleading or deceptive or which is likely to mislead or deceive in relation to the issuance or sale of the Ordinary Shares;

(i)	there is no bad faith, fraud, undue influence, coercion or duress or similar conduct on the part of the Company in relation to the issuance or sale of the Ordinary Shares;

(j)	all information provided to us by or on behalf of officers of the Company was true and correct when provided and remains so at the date of this letter;

(k)	the Company will at all times duly comply with all its obligations under the Corporations Act and otherwise required by law;

(l)	the Company is and will be able to pay its debts as and when they fall due and is otherwise solvent as at the time the Ordinary Shares are issued or sold; and

(m)	the ASIC records which we have examined are accurate and that the information disclosed by the searches conducted by us is true and complete and that such information has not since then been altered and that such searches did not fail to disclose any information which had been delivered for registration or filing against the Company’s records but which did not appear on the public records at the date of our search.

3.	Limitations and qualifications

This Opinion, which is governed by and construed in accordance with the laws of the Commonwealth of Australia that are in effect on the date of this opinion. We have not investigated the laws of any jurisdiction other than the Commonwealth of Australia.

We are qualified to practice law in Victoria, Australia and do not express any opinions in this letter concerning any laws other than the laws of the Commonwealth of Australia to the extent necessary to render the Opinion set out below. We are not opining on, and we assume no responsibility as to the applicability to or effect on any of the matters covered in this letter of the laws of any other jurisdiction.

We express no opinion as to United States securities, tax, duty law or international law and no opinion or representation is given in respect of the application of any foreign laws to the issue of the Ordinary Shares or the contents or generally the compliance of F-3 Prospectus, Prospectus Supplement or Form 6-K with any applicable laws or any tax laws in the United States.

We have assumed that any applicable law (other than the laws of the Commonwealth of Australia) does not affect this Opinion.

We express no opinion in respect of and we have not been, nor are we, responsible for preparing or verifying the accuracy of the facts or the reasonableness of any statements of opinion, contained in the F-3 Prospectus, Prospectus Supplement or Form 6-K (including without limitation the representations and warranties by the Company contained in the F-3 Prospectus, Prospectus Supplement or Form 6-K), or ensuring that no material facts have been omitted from any of those documents. Furthermore, we express no opinion as to whether the F-3 Prospectus, Prospectus Supplement or Form 6-K contains all the information required in order for the offer, issuance and sale of the Securities not to constitute misleading or deceptive conduct within the meaning of the Corporations Act or any analogous prohibited conduct under any other law.

Our opinion is subject to any laws from time to time in effect relating to bankruptcy, liquidation, receivership, administration, re- organisation, reconstruction, moratoria, court schemes or other similar laws affecting generally the enforcement of creditors’ rights.

We have relied on the assumptions contained in section 129 of the Corporations Act with respect to the Company.

We have not made any investigations or searches other than the searches referred to in section 2 above. The ASIC records searched by us may not be complete or up to date as some documents may not be filed at the relevant offices immediately, some documents may no longer be on file and some might be replaced or might otherwise not appear on file.

4.	Opinion

Based on and subject to the foregoing and in reliance thereof, in our opinion, the Ordinary Shares the subject of the Offer:

(a)	have been duly authorized by the Company; and

(b)	when issued, will be validly issued, fully paid and non-assessable securities of the Company (in the Australian sense of no further monies being owed by the purchasers to the Company for the Ordinary Shares)

5.	Applicability

This Opinion is given as at 9 am Melbourne, Australia time on the date of this letter and we undertake no obligation to investigate or review any matters arising after the date of this opinion nor to advise you of any changes or events (including but not limited to any subsequently enacted, published or reported laws, regulations or individual decisions) that may occur or come to our attention after the date of this opinion which may affect our Opinion.

This Opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated.

Yours faithfully

Andrew Gaffney

Partner

K&L Gates LLP

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